Exhibit 4.10

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Eupraxia Pharmaceuticals Inc. (the “Company”)
201-2067 Cadboro Bay Rd.
Victoria, British Columbia
Canada, V8R 5G4

Item 2:	Date of Material Change

September 7, 2023

Item 3:	News Release

A news release announcing the material change was issued on September 7, 2023 through Canada Newswire and a copy was subsequently filed on SEDAR+.

Item 4:	Summary of Material Change

On September 7, 2023, the Company announced that the board of directors of the Company approved the appointment of KPMG LLP (“KPMG”) as auditor of the Company, with such appointment being effective as of August 30, 2023. Concurrently, Baker Tilly WM, LLP (“Baker Tilly”), has resigned as the Company’s auditor.

Item 5.1:	Full Description of Material Change

On September 7, 2023, the Company announced that the board of directors of the Company approved the appointment of KPMG as auditor of the Company, with such appointment being effective as of August 30, 2023. Concurrently, Baker Tilly has resigned as the Company’s auditor.

In accordance with the requirements of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), a change of auditor notice and acknowledgement letters from Baker Tilly and KPMG have been filed under the Company’s profile on SEDAR+. There were no “reportable events” (within the meaning of NI 51-102) involving Baker Tilly.

Item 5.2:	Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Bruce Cousins, President and Chief Financial Officer of the Company at 250-590-3968.

Item 9:	Date of Report

September 8, 2023